Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Eclipse Resources Corporation of our reports dated January 24, 2018; January 24, 2017; and January 18, 2016, with respect to estimates of reserves and future revenue of Eclipse Resources I, LP, as of December 31, 2017; December 31, 2016; and December 31, 2015. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

October 12, 2018

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